Exhibit 4.1

        THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY
        SECTION 3(B) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933
        ACT)

                                                                   US $40,000.00

                          RED GIANT ENTERTAINMENT, INC
                         8% CONVERTIBLE REDEEMABLE NOTE
                               DUE APRIL 28, 2015
                                  BACK END NOTE

     FOR VALUE RECEIVED, Red Giant Entertainment, Inc (the "Company") promises to pay to the order of GEL PROPERTIES, LLC and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of Forty Thousand dollars exactly (U.S. $40,000.00) on April 28, 2015 ("Maturity Date") and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on April 28, 2014. Upon cash funding of this Note, the Company confirms it will receive the sum of $40,000 less $2,000 in legal fees and $4,000 in fees owed to Direct Capital, Inc. for a total of $34,000.00. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at 16192 Coastal Highway, Lewes, DE, 19958, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay each interest payment and the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

     This Note is subject to the following additional provisions:

     1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or
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transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

     2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

     3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

     4. (a) The Holder of this Note is entitled, at its option, at any time after 180 days, and after full cash payment for the shares convertible hereunder, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") without restrictive legend of any nature, at a price ("Conversion Price") for each share of Common Stock equal to 62% of the LOWEST CLOSING BID PRICE of the Common Stock as reported on the National Quotations Bureau OTCQB exchange which the Company's shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange"), for the FIVE prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered by fax or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to included the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Once the Holder has received such shares of Common Stock, the Holder shall surrender this Note to the Company, executed by the Holder evidencing such Holder's intention to convert this Note or a specified portion hereof, and accompanied by proper assignment hereof in blank. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. IN THE EVENT THE COMPANY EXPERIENCES A DTC "CHILL" ON ITS SHARES, THE CONVERSION PRICE SHALL BE DECREASED TO 55% INSTEAD OF 62% WHILE THAT "CHILL" IS IN EFFECT.

     (b) Interest on any unpaid principal balance of this Note shall be paid at the rate of 8% per annum. Interest shall be paid by the Company in Common Stock ("Interest Shares"). The Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a)

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above.  The dollar  amount  converted  into  Interest  Shares  shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

     (c) This Note may not be prepaid.

     (d) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions,
(ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

     (e) In case of any Sale Event in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

     5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

     6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

     7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

     8. If one or more of the following described "Events of Default" shall occur:

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     (a) The Company  shall  default in the payment of  principal or interest on this Note or any other note issued to the Holder by the Company; or

     (b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note shall be false or misleading in any respect; or

     (c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

     (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

     (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

     (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

     (g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

     (h) defaulted on or breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

     (i) The Company shall have its Common Stock delisted from an exchange (including the OTCBB exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days;

     (j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

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     (k) The Company  shall not deliver to the Holder the Common Stock  pursuant to paragraph 4 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion; or

     (l) The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the request of the Holder ; or

     (m) The Company's Common Stock has a closing bid price of less than $0.01 per share for at least 5 consecutive trading days; or

     (n) The aggregate dollar trading volume of the Company's Common Stock is less than forty thousand dollars ($40,000.00) in any 5 consecutive trading days; or

     (o) The Company shall cease to be "current" in its filings with the Securities and Exchange Commission.

Then, or at any time thereafter, unless cured (except for 8(m) and 8(n) which are incurable defaults the sole remedy of which is to allow the Holder to cancel offsetting back end notes issued to the Company), and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall be accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. Further, if the Note becomes due and payable, the Holder may use the outstanding principal and interest due under the Note to offset any payment obligations it may have to the Company. In the event of a breach of 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including without limitation engaging an attorney, then the Holder shall be reimbursed by the Company for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

     9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

     10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

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     11. The Company  represents  that it is not a "shell"  issuer and has never been a "shell" issuer or that if it previously has been a "shell" issuer that at least 12 months have passed since the Company has reported form 10 type information indicating it is no longer a "shell issuer. Further, the Company will instruct its counsel to either (i) write a 144- 3(a)(9) opinion to allow for salability of the conversion shares or (ii) accept such opinion from Holder's counsel.

     12. Prior to cash funding of this Note, the Company will issue irrevocable transfer agent instructions reserving 4x the number of shares of Common Stock necessary to allow the holder to convert this note based on the discounted conversion price set forth in Section 4(a). The Company shall bear all costs (except the fees for legal opinions) for the issuing and delivery of the shares. The reserve shall be replenished as needed to allow for conversions of this Note. The Holder will initially submit a conversion notice/request for a tranche of shares to be issued with an agreed to conversion price equal to $1000 (an "Initial Tranche Request"). The shares that are the subject to the Initial Trance Request may be subsequently reconverted and repriced as follows: (i) the Holder shall immediately reduce the outstanding balance of the Note by $1,000 and simultaneously send to the Company a live" or "repriced" conversion notice for the $1,000 priced using the conversion formula set forth in Section 4(a) of this Note, (ii) As the balance of the shares in the Initial Tranche Request are converted via the delivery of the "live" or "repriced" conversion notice, the balance of the Note shall be reduced using the formula set forth in Section 4(a) of this Note, as if such shares had originally been converted as set forth in
Section 4(a). By way of example, if the Tranche Conversion Request was for 1,000,000 shares and the face amount of the Note was $25,000 the Holder would initially reduce $1,000 from the face amount leaving a balance of $24,000 and send the Company a repriced conversion notice deducting that number of shares from the Initial Tranche Request necessary to equal $1,000 using the formula set forth in Section 4(a). Additionally, if, the following day, the Holder sent a "live" or "repriced" conversion notice to the Company for 25,000 shares and, using the formula set forth in Section 4(a) the true conversion price would have been $6,000, then the Holder shall make an additional reduction of $6,000 on the Note and shall indicate both the Note balance and the share reserve balance on the "live" conversion notice. This process shall be repeated until there is no balance remaining outstanding on the Note. Upon full conversion of this Note, the any shares remaining in the Share Reserve shall be cancelled.

     13. The Company will give the Holder direct notice of any corporate actions including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

     14. This Note shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: April 28, 2014

                                    RED GIANT ENTERTAINMENT, INC

                                    By: /s/ Benny R. Powell
                                       ----------------------------------------
                                    Title: CEO and Board Member

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                                    EXHIBIT A

                              NOTICE OF CONVERSION

     (To be Executed by the Registered Holder in order to Convert the Note)

     The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Red Giant Entertainment, Inc. ("Shares") according to the conditions set forth in such Note, as of the date written below.

     If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ____________________________________________________________

Applicable Conversion Price: ___________________________________________________

Signature: _____________________________________________________________________
           [Print Name of Holder and Title of Signer]

Address: _______________________________________________________________________

         _______________________________________________________________________

SSN or EIN: ____________________________________________________________________

Shares are to be registered in the following name: _____________________________

Name: _______________________________________________________________________

Address: _______________________________________________________________________

Tel: ___________________________________________________________________________

Fax: ___________________________________________________________________________

SSN or EIN: ____________________________________________________________________

Shares are to be sent or delivered to the following account:

Account Name: __________________________________________________________________

Address: _______________________________________________________________________

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